As filed with the Securities and Exchange Commission on January 16, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

VIVEVE MEDICAL, INC.

(Exact name of registrant as specified in its charter)

Yukon Territory, Canada	04-3153858
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

 150 Commercial Street

Sunnyvale, California

Telephone: (408) 530-1900

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

2013 Stock Option and Incentive Plan, as amended

(Full Title of the Plans)

Scott Durbin

Chief Financial Officer

Viveve Medical, Inc.

150 Commercial Street

Sunnyvale, California

Telephone: (408) 530-1900

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Melanie Figueroa, Esq.

Richardson & Patel LLP

The Chrysler Building

405 Lexington Avenue, 49th Floor
New York, NY 10174

Telephone: (212) 931-8713

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer. See definition of “accelerated filer,” and “large accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, no par value	3,091,427	$0.48	$1,483,884.96	$172.43

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this registration statement shall also cover such indeterminate number of additional shares of the registrant’s common stock that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction that increases the number of the registrant’s outstanding shares to be offered pursuant to the applicable plan described herein.

(2)

Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and (h)(1) of the Securities Act of 1933, as amended, based on the average of the bid and asked price for the registrant’s common stock as reported by the OTCQB of the OTC Markets Group Inc. on January 12, 2015.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required in Part I of Form S-8 to be contained in a prospectus meeting the requirements of Section 10(a) of the Securities Act is not required to be filed with the Securities and Exchange Commission (the “Commission”) and is omitted from this registration statement in accordance with the explanatory note to Part I of Form S-8 and Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.           Incorporation of Documents by Reference.

The following documents, which have been filed by Viveve Medical, Inc. (the “Registrant”) with the Commission, are incorporated by reference in this registration statement:

(a)	The Registrant’s latest Annual Report on Form 10-K, as filed with the Commission on March 31, 2014 and the amendment thereto as filed on April 30, 2014;

(b)	The Registrant’s Quarterly Reports on Form 10-Q as filed with the Commission on May 15, 2014, August 13, 2014 and November 14, 2014;

(c)

The Registrant’s Current Report on Form 8-K as filed with the Commission on April 18, 2014 (and the amendment thereto as filed on June 3, 2014), May 14, 2014, May 15, 2014, June 2, 2014, July 16, 2014, August 7, 2014, August 22, 2014, September 8, 2014, September 10, 2014, September 16, 2014, September 19, 2014, September 29, 2014 (and the amendment thereto filed on November 13, 2014), October 2, 2014 and October 3, 2014;

(d)	The Registrant's Definitive Proxy Statement on Schedule 14A for its Annual and Special Meeting of Shareholders, filed with the Commission on August 11, 2014; and

(e)

The description of the common stock contained in the Registrant’s registration statement on Form 8-A filed with the Commission on November 25, 2008, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing such documents.

Item 4.           Description of Securities.

Not applicable.

Item 5.          Interests of Named Experts and Counsel.

Not applicable.

Item 6.           Indemnification of Directors and Officers.

The following summary is qualified in its entirety by reference to the complete text of the Yukon Business Corporations Act (the “YBCA”) and of By-Law No. 1 and By-Law No. 2 (collectively, the “By-Laws”), as amended, of the Registrant.

As permitted by Section 126 of the YBCA, the Registrant’s By-Laws provide that the Registrant shall indemnify its directors or officers, former directors or officers or persons who act or acted at the Registrant’s request as directors or officers of a body corporate of which the Registrant is or was a shareholder or creditor, and their heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by them in respect of any civil, criminal or administrative action or proceeding to which they are made party because they are or have been directors or officers of the Registrant or the body corporate, if:

(a) they acted honestly and in good faith with a view to the best interests of the corporation; and

(b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, they had reasonable grounds for believing that their conduct was lawful.

The Registrant’s By-Laws further provide that no director shall be liable for the acts, receipts, neglects or defaults of any other director or officer or employee, or for joining in any receipt or other act for conformity, or for any loss, damage or expense happening to the Registrant through the insufficiency or deficiency of title to any property acquired for or on behalf of the Registrant, or for the insufficiency or deficiency of any security in or upon which any of the moneys of the Registrant shall be invested, or for any loss or damage arising from the bankruptcy, insolvency or tortious acts of any person with whom any of the moneys, securities or effects of the Registrant shall be deposited, or for any loss occasioned by any error of judgment or oversight on his part, or for any other loss, damage or misfortune whatever which shall happen in the execution of the duties of his office or in relation thereto, unless the same are occasioned by his own willful neglect or default; provided that nothing herein shall relieve any director or officer from the duty to act in accordance with the YBCA and the regulations thereunder or from liability for any breach thereof.

The Registrant’s By-Laws also provide that subject to the limitations contained in the YBCA, the Registrant may purchase and maintain insurance for the benefit of its directors and officers as the board of directors may from time to time determine.  The Registrant has obtained on behalf of its directors and officers insurance protection against certain liabilities arising out of the discharge of their duties. The Registrant has also obtained insurance covering the Registrant against indemnification payments to its directors and officers for certain liabilities. However, to the extent such coverage is inadequate to cover claims against directors or officers, the Registrant may be required pursuant to its By-Laws to reimburse the directors or officers for the uninsured portion of such claims. In such an event, the Registrant’s indemnification obligations to its directors and officers could have a material negative impact on the Registrant’s financial condition and on shareholder equity.

Item 7.           Exemption from Registration Claimed.

Not applicable.

Item 8.           Exhibits.

The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

Item 9.           Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act;

ii.

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii.

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if this registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California on the 16th day of January, 2015.

VIVEVE MEDICAL, INC.

By:	/s/ Patricia Scheller
Patricia Scheller, Chief Executive Officer

By:	/s/ Scott Durbin
Scott Durbin, Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Name of Director	Date

/s/ Patricia Scheller*	Patricia Scheller	January 16, 2015

/s/ Brigitte Smith*	Brigitte Smith	January 16, 2015

/s/ Carl Simpson*	Carl Simpson	January 16, 2015

/s/ Daniel Janney*	Daniel Janney	January 16, 2015

/s/ Mark Colella*	Mark Colella	January 16, 2015

By: /s/ Patricia Scheller
Patricia Scheller, Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

4.1	2013 Stock Option and Incentive Plan (1)

4.2	Amendment to 2013 Stock Option and Incentive Plan (2)

5.1	Opinion of Macdonald and Company*

10.1	Form of Non-Qualified Stock Option Grant*

10.2	Form of Incentive Stock Option Grant*

23.1	Consent of Burr Pilger Mayer, Inc.*

23.2	Consent of McGladrey LLP*

23.3	Consent of Macdonald and Company (included in Exhibit 5.1)

24.1	Power of Attorney*

*Filed herewith

(1) Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K (SEC File No. 001-11388) filed with the Commission by the Company on June 12, 2013.

(2) Incorporated by reference to Annex E to the Company’s Proxy Statement on Schedule 14A (SEC File No. 001-11388) filed with the Commission by the Company on August 11, 2014.